To the Shareholders and Board of Trustees
Evergreen Select Money Market Trust

In planning and performing our audits of the financial statements of Evergreen Cash Management Money Market Fund, Evergreen Institutional Money Market Fund (formerly, Evergreen Select Money Market Fund), Evergreen Institutional Municipal Money Market Fund (formerly, Evergreen Select Municipal Money Market
Fund), Evergreen Institutional Treasury Money Market Fund (formerly, Evergreen Select Treasury Money Market Fund), Evergreen Institutional U.S. Government Money Market Fund (formerly, Evergreen Select U.S. Government Money Market
Fund), and Evergreen Institutional 100% Treasury Money Market Fund (formerly, Evergreen Select 100% Treasury Money Market Fund), portfolios of Evergreen Select Money Market Trust for the year ended February 28, 2002, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of Evergreen Select Money Market Trust is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, which we consider to be material weaknesses as defined above as of February 28, 2002.

This report is intended solely for the information and use of management and the Board of Trustees of Evergreen Select Money Market Trust and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

KPMG LLP

Boston, Massachusetts
April 5, 2002